Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports First Quarter Per Share Net Income and Core

Operating Income of $5.88 and $6.82, Respectively, Up 78.8% and

85.2%; Consolidated Net Premiums Written of $14.0 Billion, Up

10.7%, with P&C and Life Insurance Up 7.2% and 33.1%; P&C

Combined Ratio of 84.0%

●	Net income and core operating income were $2.32 billion and $2.69 billion, respectively, up 74.3% and 80.6%.

●	P&C net premiums written were $11.72 billion, up 7.2%, with consumer insurance up 14.2% and commercial insurance up 4.6%.

●	North America was up 4.1%, including growth of 8.3% in personal insurance and 2.8% in commercial insurance, or 7.7% excluding large account property, both admitted and E&S.

●

Overseas General was up 14.4%, including growth of 20.5% in consumer insurance and 10.8% in commercial insurance; Latin America, Europe and Asia were up 17.8%, 15.8% and 12.1%, respectively. On a constant dollars basis, Overseas General was up 6.1%, with consumer insurance up 11.1% and commercial insurance up 3.1%.

●

P&C underwriting income was $1.79 billion, up 306.3%, with a combined ratio of 84.0%. P&C current accident year underwriting income excluding catastrophe losses was $2.01 billion, up 9.8%, with a combined ratio of 82.1%.

●	Total pre-tax net catastrophe losses were $500 million compared with $1.64 billion last year, which included $1.47 billion from the California wildfires.

●	Total pre-tax favorable prior period development was $286 million compared with $255 million in the prior year.

●	Life Insurance net premiums written were $2.29 billion, up 33.1%, and segment income was $316 million, up 8.5%, with International Life income up 14.5%.

●	Pre-tax net investment income was $1.71 billion, up 9.5%, and adjusted net investment income was $1.84 billion, up 10.1%. Both were records.

●	Annualized return on equity (ROE) was 12.6%. Annualized core operating return on tangible equity (ROTE) was 20.6% and annualized core operating ROE was 14.0%.

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Chubb Limited News Release

ZURICH – April 21, 2026 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended March 31, 2026 of $2.32 billion, or $5.88 per share, and core operating income of $2.69 billion, or $6.82 per share. Book value per share and tangible book value per share increased 15.8% and 21.5%, respectively, from March 31, 2025 and now stand at $189.93 and $126.65. Book value was unfavorably impacted by after-tax net realized and unrealized losses of $1.94 billion in Chubb’s investment portfolio, principally due to the mark-to-market impact in the public fixed-income portfolio, partially offset by $346 million of foreign currency gains. Book value per share and tangible book value per share excluding AOCI increased 12.1% and 16.5%, from March 31, 2025.

Chubb Limited

First Quarter Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

				(Per Share)

	2026	2025	Change	2026	2025	Change
Net income	$2,320	$1,331	74.3%	$5.88	$3.29	78.8%
Adjusted net realized (gains) losses and other, net of tax	343	59	NM	0.87	0.15	NM
Integration expenses and severance, net of tax	7	-	NM	0.02	-	NM
Market risk benefits (gains) losses, net of tax	(12)	78	NM	(0.03)	0.19	NM
Amortization of deferred tax asset from Bermuda law	31	21	47.6%	0.08	0.05	60.0%
Core operating income, net of tax	$2,689	$1,489	80.6%	$6.82	$3.68	85.2%

Annualized return on equity (ROE)	12.6%	8.2%
Core operating return on tangible equity (ROTE)	20.6%	13.0%
Core operating ROE	14.0%	8.6%

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “We had an excellent quarter and start to the year, which speaks to the strength and resilience of our company in a period of elevated uncertainty. Our globally diversified business, underwriting discipline and strong balance sheet contribute to our returns while creating continued opportunities for growth.

“Strong growth in P&C underwriting income, investment income and life income led to core operating earnings of $2.7 billion, or $6.82 per share, both up more than 80% over the prior year first quarter, which was impacted by the California wildfires. Excluding CATs, core operating income was up 10.7% and EPS was up 13.5%. Tangible book value per share grew 21.5%.

“Our underwriting performance in the quarter was excellent. P&C underwriting income was $1.8 billion, with a combined ratio of 84%. On a current accident year basis excluding CATs, underwriting income grew 9.8%, with a combined ratio of 82.1%. And on the investment side of our business, adjusted net investment income of $1.8 billion was up more than 10%.

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Chubb Limited News Release

“Both property and financial lines insurance market conditions are soft or softening, with portions of the property market softening at a rapid pace. Given inadequate price levels, we moved during the quarter to reduce exposures in our Major Accounts and E&S divisions by non-renewing a substantial percentage of our shared and layered property business that was up for renewal while purchasing additional reinsurance. Given our diversification and balance of opportunities, we produced good growth, with consolidated net premiums up 10.7% to $14 billion, including 21% growth in our global consumer businesses, both P&C and Life. Total P&C net premiums grew 7.2% and Life increased 33.1%. In North America, P&C increased 4.1%, while Overseas General grew 14.4%, or 6.1% in constant dollars. Our published growth in Latin America, Europe and Asia was 17.8%, 15.8% and 12.1%, respectively. Excluding large account property, admitted and E&S, North America grew 7.8%.

“War in the Middle East raises the specter globally of higher inflation and slower economic growth, while adding pressure to certain financial, fiscal and economic conditions already present. Chubb’s diversification, market-leading presence and capabilities, and operating discipline provide us with greater resilience. We have many sources of opportunity, and from what I see I remain confident in our ability to continue generating strong growth in operating earnings, and double-digit growth in EPS and tangible book value.”

Operating highlights for the quarter ended March 31, 2026 were as follows:

Chubb Limited	Q1	Q1
(in millions of U.S. dollars except for percentages)	2026	2025	Change
Consolidated
Net premiums written (increase of 7.7% in constant dollars)	$14,005	$12,646	10.7%

P&C
Net premiums written (increase of 4.1% in constant dollars)	$11,716	$10,926	7.2%
Underwriting income	$1,792	$441	306.3%
Combined ratio	84.0%	95.7%
Current accident year underwriting income excluding catastrophe losses	$2,006	$1,827	9.8%
Current accident year combined ratio excluding catastrophe losses	82.1%	82.3%

Global P&C (excludes Agriculture)
Net premiums written (increase of 3.9% in constant dollars)	$11,405	$10,650	7.1%
Underwriting income	$1,674	$387	332.0%
Combined ratio	84.8%	96.2%
Current accident year underwriting income excluding catastrophe losses	$1,964	$1,791	9.5%
Current accident year combined ratio excluding catastrophe losses	82.2%	82.4%

Life Insurance
Net premiums written (increase of 30.8% in constant dollars)	$2,289	$1,720	33.1%
Segment income (increase of 7.1% in constant dollars)	$316	$291	8.5%

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Chubb Limited News Release

●	Consolidated net premiums earned increased 12.1%, or 9.5% in constant dollars. P&C net premiums earned increased 8.6%, or 5.9% in constant dollars.

●	Operating cash flow was $3.95 billion and adjusted operating cash flow was $3.80 billion.

●	Total capital returned to shareholders was $1.52 billion, comprising share repurchases of $1.14 billion at an average purchase price of $325.06 per share and dividends of $380 million.

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended March 31, 2026 are presented below:

Chubb Limited	Q1	Q1
(in millions of U.S. dollars except for percentages)	2026	2025	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$6,887	$6,615	4.1%
Combined ratio	82.8%	99.8%
Current accident year combined ratio excluding catastrophe losses	79.1%	79.7%

North America Commercial P&C Insurance
Net premiums written	$4,895	$4,787	2.3%
Major accounts retail and excess and surplus (E&S) wholesale	$2,772	$2,731	1.5%
Middle market and small commercial	$2,123	$2,056	3.3%
Combined ratio	84.0%	82.1%
Current accident year combined ratio excluding catastrophe losses	81.8%	81.3%

North America Personal P&C Insurance
Net premiums written	$1,681	$1,552	8.3%
Combined ratio	84.0%	159.5%
Current accident year combined ratio excluding catastrophe losses	71.3%	75.0%

North America Agricultural Insurance
Net premiums written	$311	$276	12.7%
Combined ratio	37.5%	67.5%
Current accident year combined ratio excluding catastrophe losses	77.6%	78.9%

Overseas General Insurance
Net premiums written (increase of 6.1% in constant dollars)	$4,466	$3,903	14.4%
Commercial P&C (increase of 3.1% in constant dollars)	$2,695	$2,432	10.8%
Consumer P&C (increase of 11.1% in constant dollars)	$1,771	$1,471	20.5%
Combined ratio	83.6%	83.4%
Current accident year combined ratio excluding catastrophe losses	85.4%	85.5%

Global Reinsurance
Net premiums written (decrease of 11.7% in constant dollars)	$363	$408	(11.2)%
Combined ratio	76.0%	95.6%
Current accident year combined ratio excluding catastrophe losses	73.7%	74.3%

Life Insurance
Net premiums written (increase of 30.8% in constant dollars)	$2,289	$1,720	33.1%
Segment income (increase of 7.1% in constant dollars)	$316	$291	8.5%

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Chubb Limited News Release

●

North America Commercial P&C Insurance: Net premiums written increased 2.3%, or 7.3% excluding large account property, both admitted and E&S. Middle market and small commercial were up 3.3%, with P&C lines up 5.4% and financial lines down 5.7%, impacted by the increased use of reinsurance. Major accounts retail and specialty were up 1.5%, or 10.9% excluding large account property, which was down 55.0% due to market conditions. The current accident year combined ratio excluding catastrophe losses increased 0.5 percentage points, driven by an increase in the underlying loss ratio, primarily due to the reduction in property business.

●

North America Personal P&C Insurance: Net premiums written increased 8.3%. The current accident year combined ratio excluding catastrophe losses decreased 3.7 percentage points, including a 2.7 percentage point decrease in the loss ratio and a 1.0 percentage point decrease in the expense ratio.

●

North America Agricultural Insurance: The combined ratio decreased 30.0 percentage points, including a 22.2 percentage point decrease from higher favorable prior period development and a 6.5 percentage point decrease from lower catastrophe losses.

●

Overseas General Insurance: The current accident year combined ratio excluding catastrophe losses decreased 0.1 percentage point, reflecting a 0.5 percentage point decrease in the loss ratio, partially offset by a 0.4 percentage point increase in the expense ratio, both due to a shift in the mix of business.

●

Life Insurance: Net premiums written were $2.29 billion, up 33.1%, with International Life of $1.94 billion, up 36.8%, or 15.7% excluding savings-oriented single premium business, and Chubb Benefits up 15.8%. Life Segment income was $316 million, up 8.5%, reflecting growth in International Life of 14.5%, partially offset by non-recurring items that were favorable to the prior year within the North America Chubb Benefits and Life reinsurance businesses.

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Chubb Limited News Release

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated March 31, 2026, which is posted on Chubb’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its first quarter earnings conference call on Wednesday, April 22, 2026, at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 877-400-4403 (within the United States) or 332-251-2601 (international), passcode 1641662. Please refer to the Chubb website under Events and Presentations for details. A replay will be available after the call at the same location. To listen to the replay, click here to register and receive dial-in numbers.

In this release, business activity for, and the financial position of, Chubb acquisitions are reported at 100%, as required, except for core operating income, net income, book value, tangible book value, ROE, per share data, and certain other key metrics, which include only Chubb’s ownership interest and exclude the non-controlling interest.

About Chubb

Chubb is a world leader in insurance. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. The company is defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb employs approximately 45,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Susan Spivak: (212) 827-4445; investorrelations@chubb.com

Media Contact

mediarelations@chubb.com

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Chubb Limited News Release

Regulation G – Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from certain acquisitions of $2 million and $2 million in Q1 2026 and Q1 2025, and including investment income of $127 million and $107 million in Q1 2026 and Q1 2025, from partially owned investment companies (private equity partnerships) where our ownership interest is in excess of 3% that are accounted for under the equity method. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses) and other, net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives and realized gains and losses on underlying investments supporting the liabilities of certain participating policies related to the policyholders’ share of gains and losses. The crop derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses. The realized gains and losses on underlying investments supporting the liabilities of certain participating policies have been reclassified from net realized gains (losses) to adjusted policy benefits. We believe this better reflects the economics of the liabilities and the underlying investments supporting those liabilities. Other includes the amortization of fair value adjustment of acquired invested assets and long-term debt related to certain acquisitions. See Core operating income for further description of these items.

P&C underwriting income (loss) excludes the Life Insurance segment and is calculated by subtracting adjusted losses and loss expenses, adjusted policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income (loss) and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, integration expenses and severance, amortization of fair value of acquired invested assets and debt, income tax expense, adjusted net realized gains (losses), and market risk benefits gains (losses).

P&C current accident year underwriting income excluding catastrophe losses is P&C underwriting income adjusted to exclude P&C catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. References in this release to “current accident year” or “underlying” metrics exclude catastrophe losses and prior period development, unless stated otherwise.

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Chubb Limited News Release

Core operating income relates only to Chubb income, which excludes noncontrolling interests. It excludes from Chubb net income the after-tax impact of adjusted net realized gains (losses) and other, which include items described in this paragraph, and market risk benefits gains (losses). We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) and market risk benefits gains (losses) because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. In addition, we exclude the amortization of fair value adjustments on purchased invested assets and long-term debt related to certain acquisitions due to the size and complexity of these acquisitions. We also exclude integration expenses, including legal and professional fees and all other costs directly related to acquisition integration activities, as well as severance expenses associated with transformation initiatives to enhance operational efficiency. The costs are not related to the ongoing activities of the individual segments and are therefore included in Corporate and excluded from our definition of segment income. We believe these integration expenses and severance are not indicative of our underlying profitability, and excluding these integration expenses and severance facilitates the comparison of our financial results to our historical operating results. Additionally, we exclude the amortization of the deferred tax asset related to the tax benefit from the Bermuda Economic Transition Adjustment, which we believe provides investors with a better view of our operating performance, enhances the understanding of the trends in the underlying business, improves comparability between periods and provides increased transparency. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized non-GAAP financial measures. The numerator includes core operating income (loss), net of tax. The denominator includes the average Chubb shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, current discount rate on future policy benefits (FPB), and instrument-specific credit risk on market risk benefits (MRB), all net of tax and attributable to Chubb. For the ROTE calculation, the denominator is also adjusted to exclude Chubb goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of these items as these are heavily influenced by changes in market conditions. We believe ROTE is meaningful because it measures the performance of our operations without the impact of goodwill and other intangible assets.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

P&C current accident year combined ratio excluding catastrophe losses excludes the impact of P&C catastrophe losses and PPD from the P&C combined ratio. We believe this measure provides a useful evaluation of our underwriting performance and enhances the understanding of the trends in our P&C business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of Chubb’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of Chubb’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess Chubb’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is Chubb shareholders’ equity less Chubb goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

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Chubb Limited News Release

Book value per share and tangible book value per share excluding accumulated other comprehensive income (loss) (AOCI), excludes AOCI from the numerator because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates and foreign currency movement, to highlight underlying growth in book and tangible book value.

Adjusted operating cash flow is Operating cash flow excluding the operating cash flow related to the net investing activities of Huatai’s asset management companies as it relates to the Consolidated Investment Products as required under consolidation accounting. Because these entities are investment companies, we are required to retain the investment company presentation in our consolidated results, which means, we include the net investing activities of these entities in our operating cash flows. Chubb has elected to remove the impact of net investing activities of consolidated investment companies from our operating cash flow as they may distort a reader’s analysis of our underlying operating cash flow related to the core insurance company operations. These net investing activities are more appropriately classified outside of operating cash flows, consistent with our consolidated investing activities. Accordingly, we believe that it is appropriate to adjust operating cash flow for the impact of consolidated investment products.

Life Insurance and International life insurance net premiums written and deposits collected includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with U.S. GAAP. However, we include life deposits in presenting growth in our life insurance business because life deposits are an important component of production and key to our efforts to grow our business.

See the reconciliation of Non-GAAP Financial Measures on pages 25-29 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, book value, return on equity, and net investment income.

NM – not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, pricing, growth opportunities, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited
Summary Consolidated Balance Sheets
(in millions of U.S. dollars, except per share data)
(Unaudited)

	March 31 2026	December 31 2025
Assets
Investments	$170,195	$168,720
Cash and restricted cash	2,634	2,470
Insurance and reinsurance balances receivable	17,101	15,944
Reinsurance recoverable on losses and loss expenses	20,159	20,338
Goodwill and other intangible assets ($25,966 and $25,775 represents Chubb portion as of 3/31/2026 and 12/31/2025, respectively)	26,587	26,448
Other assets	38,780	38,407

Total assets	$275,456	$272,327

Liabilities
Unpaid losses and loss expenses	$88,915	$88,018
Unearned premiums	27,180	26,279
Other liabilities	79,449	78,251

Total liabilities	195,544	192,548

Shareholders’ equity
Chubb shareholders’ equity, excl. AOCI	79,699	78,732
Accumulated other comprehensive income (loss) (AOCI)	(5,911)	(4,975)

Chubb shareholders’ equity	73,788	73,757
Noncontrolling interests	6,124	6,022

Total shareholders’ equity	79,912	79,779

Total liabilities and shareholders’ equity	$275,456	$272,327

Book value per common share	$189.93	$188.59
Tangible book value per common share	$126.65	$126.22
Book value per common share, excl. AOCI	$205.15	$201.31
Tangible book value per common share, excl. AOCI	$140.35	$136.91

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Chubb Limited News Release

Chubb Limited
Summary Consolidated Financial Data
(in millions of U.S. dollars, except share, per share data, and ratios)
(Unaudited)

	Three Months Ended March 31
	2026	2025
Gross premiums written	$16,551	$15,105
Net premiums written	14,005	12,646
Net premiums earned	13,457	12,000
Losses and loss expenses	6,131	6,896
Policy benefits	1,785	1,227
Policy acquisition costs	2,596	2,313
Administrative expenses	1,149	1,080
Net investment income	1,709	1,561
Net realized gains (losses)	(407)	(116)
Market risk benefits gains (losses)	14	(92)
Interest expense	198	181
Other income (expense):
Gains (losses) from separate account assets	(12)	(10)
Other	173	93
Amortization of purchased intangibles	73	75
Integration expenses and severance	9	--
Income tax expense	646	321

Net income	$2,347	$1,343
Less: NCI income	27	12

Chubb net income	$2,320	$1,331

Diluted earnings per share:
Chubb net income	$5.88	$3.29
Core operating income	$6.82	$3.68
Weighted average shares outstanding	394.6	404.7

P&C combined ratio
Loss and loss expense ratio	55.6%	67.8%
Policy acquisition cost ratio	20.0%	19.4%
Administrative expense ratio	8.4%	8.5%

P&C combined ratio	84.0%	95.7%

P&C underwriting income	$1,792	$441

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